Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated February 12, 2010, except for Note J, as to which the date is April ____, 2010, with respect to the financial statements and schedule of SPS Commerce, Inc. contained in Amendment No. 4 to the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note J to the financial statements. We consent to the use of the aforementioned report in Amendment No. 4 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/
GRANT THORNTON LLP
Minneapolis, Minnesota
March 30, 2010